Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in this Registration Statement on Form S-8 of Casella Waste Systems, Inc. of our report dated February 17, 2023, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Casella Waste Systems, Inc. and subsidiaries, appearing in the Annual Report on Form 10-K of Casella Waste Systems, Inc. for the year ended December 31, 2022.
/s/ RSM US LLP
Boston, Massachusetts
June 2, 2023